Exhibit 10.19

December 2, 2024
David Hallet
Confirmatory Employment Letter

Dear David:
Exscientia AI Ltd. (the “Company,” “we,” “us,” or “our”), a wholly owned subsidiary of Recursion Pharmaceuticals, Inc. (“Recursion”) is truly excited to extend you an offer on the terms and conditions in this letter agreement (the “Agreement”) and to confirm you will continue with us in our mission of decoding biology to radically improve lives.
1.Position. You will continue to be Recursion’s Chief Scientific Officer and will report to the Recursions’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company or Recursion, as applicable, or such other capacity as the Company or Recursion, as applicable, may determine from time to time. You shall at all times comply with the lawful and reasonable directions of the Company and Recursion (including Recursion’s Chief Executive Officer).
2.Duties. Your full time and attention shall be devoted to the business and affairs of the Company and any Associated Company for whom you are required to perform duties, and you shall not, without the prior written consent of Recursion, directly or indirectly carry on or be engaged, concerned or interested in any other business trade or occupation. The parties acknowledge that you have unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations 1998.
3.Period of Employment. Employment under the terms of this Agreement shall start on December 2, 2024, and shall supersede any other agreements you have with the Company, Recursion, or their affiliates regarding the subject matter of this agreement. The employment shall be for an indefinite period and shall continue until either party terminates it by giving to the other not less than three months' written notice (subject as set out below). Notice may be given at any time.
4.Location. Your normal place of work shall be the Company's offices at The Schrödinger Building Oxford Science Park, Oxford OX4 4GE or such other place of business of the Company or any Associated Company as the Company may reasonably determine from time to time within the United Kingdom. You may be required to travel both inside and outside of the UK.
5.Salary. Your annual base gross salary shall be £400,000 (GBP) subject to statutory deductions and paid by equal monthly instalments in arrears by credit transfer to your bank account in accordance with the Company’s normal payroll practices. Your annual base salary may be modified from time to time at the discretion of the Company.

6.Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 25% of your annual base salary and an annual equity bonus with a target value of 25% of your annual base salary paid in fully vested equity awards, in each case based on achieving performance objectives established by the Board or an authorized committee thereof (the "Committee") in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of any such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company, and you not having given or received notice of termination of employment, at the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Recursion's normal performance review practices.
7.Equity Awards.
a.Subject to the approval of the Committee, Recursion will grant you an award of restricted stock units ("RSUs") with a target value of $2,500,000 (USD). If the RSU award is approved by the Committee, on the grant date, the target value will be converted into a number of RSUs determined in accordance with Recursion's equity practices. Each RSU subject to the award will represent a right to receive one share of Recursion’s Class A Common Stock upon vesting. The RSU award will vest as follows: 1/16th of the RSUs subject to the award shall vest on February 15, 2025 and an additional 1/16th of the RSUs subject to the award will vest every Recursion Vesting Date (each of February 15, May 15, August 15, and November 15 is a "Recursion Vesting Date") thereafter until the RSU award is fully vested, subject to your continued employment with the Company or an Associated Company, and you not having given or received notice of termination of employment, at each such Recursion Vesting Date. The RSU award will be subject to the terms and conditions of Recursion's equity incentive plan as then in effect and the applicable form of RSU agreement thereunder.
b.Subject to the approval of the Committee, Recursion will grant you an option to purchase shares of Recursion’s Class A Common Stock at a price per share equal to the fair market value of a share of Recursion’s Class A Common Stock on the date of grant (as determined by the Committee), with such option having a target value of $2,500,000 (USD). If the option is approved by the Committee, on the grant date, the target value will be converted into an option to purchase a number of shares determined in accordance with Recursion's equity practices. The option will vest as follows: 1/48th of the shares subject to the option shall vest on one full month from the start date of your employment under this Agreement and 1/48th of the shares subject to the option award will vest each month thereafter until the option award is fully vested, subject to your continued employment with the Company or an Associated Company, and you not having given or received notice of termination of employment, at each such vesting date. Your option grant shall be subject to the terms and conditions of the of Recursion's equity incentive plan as then in effect and the applicable form of option agreement thereunder.
c.In addition, you will be eligible to receive other awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements Recursion may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The grant of any such award will not imply that any further awards will be granted to you nor that you have any right to receive any further award, which remain at the Committee's discretion.
8.Employee Benefits. As a regular full time employee of the Company, you will be eligible to participate in Company-sponsored benefits, including private medical insurance with global coverage,

dental, death in service insurance subject to and in accordance with the terms of the Company’s policies and benefits plan and of the relevant scheme in force from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. The Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.
9.Holiday.
a.You will be entitled to twenty-eight (28) days paid holiday in each of the Company's holiday years (which is the calendar year) in addition to the usual public and bank holidays. Holiday entitlement in the holiday years that the employment starts and ends shall be calculated on a pro rata basis for each complete month of employment. On termination of employment, you will be paid in lieu of any untaken holiday entitlement in respect of the holiday year in which termination takes effect (if any), or shall be obliged to repay any holiday pay received in excess of your entitlement (if any). One day's pay for the purposes of this clause shall be calculated at the rate of 1/260th of your annual base salary.
b.Holiday shall be taken at such times as are approved by the Company and may not be carried forward from one holiday year to the next without the approval of the Company. The Company may require you to take any holiday due during any period during which you are not required to perform any duties or at any time after notice of termination has been served by either party.
10.Severance. You will be eligible for Recursion’s Executive Change in Control and Severance Plan (the “Severance Plan”) by entering into a Participation Agreement under the Severance Plan, which is being provided to you concurrently with this Agreement. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. To the extent that you become eligible to receive payments and benefits under Section 11 or 12 of this Agreement, the aggregate amount of such payments and benefits will offset the corresponding payments and benefits that you may become eligible to receive under the Severance Plan, subject to compliance with applicable law.
11.Garden Leave. The Company reserves the right, at any time, to require you, for such period or periods not exceeding three month(s) as it sees fit, to cease carrying out your duties and/or to exclude you from any premises belonging to the Company or any Associated Company, provided that, during such period or periods, the Company continues to pay and provide your salary and contractual benefits and you must continue to comply, without exception, with all of your obligations under this Agreement. For the avoidance of doubt, during such period or periods, you will not, without the prior written consent of the Company, directly or indirectly carry on or be engaged, concerned or interested in any other business, trade, or occupation, or contact any customers, clients, suppliers, agents, professional advisers, directors, officers, employees, consultants or contractors of the Company or any Associated Company (other than for purely social contact).
12.Termination.
a.The Company reserves the right, in its absolute discretion, to terminate the employment with immediate effect (whether or not notice has been given by either party) by giving notice of its intention to pay to you a payment in lieu of notice and, if it does so, the Company shall make a payment of money in lieu of notice equal to your annual base salary only in respect of any unexpired part of the notice period to which you are entitled under this Agreement, less any applicable tax and national insurance, within 60 days of such notice. For the avoidance of doubt, where your employment is terminated in accordance with this clause, this Agreement will terminate on the date the Company notifies you that it is terminating your employment in accordance with this clause.
b.The Company may terminate the employment with immediate effect, at any time, without notice or payment in lieu of notice, if you:
(i)commit any serious or persistent breach or non-observance of the terms and conditions of this Agreement or rules of any applicable regulatory authority or body;
(ii)are guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of the Company or any Associated Company;
(iii)are guilty of conduct which brings or is likely to bring you or the Company or any Associated Company into disrepute;
(iv)are convicted of a criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed); and/or
(v)are or become prohibited or disqualified (by law or the articles of association of the Company or any regulatory authority or body) from being a director or voluntarily resign as a director of the Company.
c.On termination of employment, you shall:
(i)at the request of the Company, immediately resign from any office you hold in the Company or any Associated Company without claim for compensation (without prejudice to any claims you may have for damages for breach of this Agreement) and, in the event of your failure to do so, the Company is irrevocably authorised to appoint some person in your name and on your behalf to sign and deliver such resignations to the Company;
(ii)immediately repay all outstanding debts and loans due to the Company or any Associated Company, and the Company is hereby authorised to deduct from any monies due to you a sum in repayment of all or any part of any such debts or loans;
(iii)not, at any time thereafter, make any untrue or misleading statement concerning the business or affairs of the Company or any Associated Company;
(iv)return to the Company all property (belonging to the Company or entrusted to it by third parties) which is in your possession, custody or control by virtue of your employment, including (without limitation) mobile phones, laptop / tablet computers, documents, correspondence, lists of customers or clients, and Company data, and all copies and duplicates of such items, whether in a physical or electronic form; and
(v)irretrievably delete all Confidential Information from any electronic devices and other data storage facilities or other re-usable material in your possession custody or control but which do not belong to the Company or any Associated Company, after first having forwarded a copy to the Company.

d.You shall, on request, co-operate and provide such assistance and/or documents to the Company or any Associated Company, its or their financial or legal advisers or otherwise as required by law or regulatory authority or body in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning it or them where you have, in your possession or knowledge, any facts or other matters which the Company or any Associated Company considers relevant to such investigation, proceedings or litigation. You acknowledge this may involve responding to or defending any regulatory or legal process, attending interviews, providing witness statements, providing information in relation to any such process and giving evidence in person. To the extent permitted by law, the Company or relevant Associated Company will reimburse your reasonable expenses incurred in providing such assistance and/or documents subject to the Company's applicable policies and procedures.
13.Prior Employment/Third Party Information/Conflicting Obligations. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
14.Intellectual Property
a.You represent and warrant that you have disclosed to the Company in writing to us all Intellectual Property Rights or Inventions created prior to the start date of your original employment with Exscientia AI Ltd. that are owned by you or in which you have any interest which relate to, or are reasonably capable of being used in, the business of Company (or if no disclosure has been made, you represent and warrant that none exist).
b.You shall promptly continue to provide to us full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment with us or Company which relate to, or are reasonably capable of being used in, the business of Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in us absolutely. To the extent that they do not vest automatically, you hold them on trust for us. You agree promptly to execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause 14.
c.You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 14.
d.You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause 14. This clause 14 is without prejudice to your rights under the Patents Act 1977.
e.The provisions of this clause 14 will continue in force after the termination of this agreement in respect of all Inventions and all works embodying Intellectual Property Rights made by you during the course of your employment with us or Company and will be binding on your personal representatives.
15.Company Property and Confidentiality.
a.All documents and other things (in whatever form or media) relating to the business or affairs of the Company or any Associated Company which you acquire, receive or create during the employment shall be the property of the Company and shall be surrendered to the Company (together with all copies) on demand at any time and, in any event, upon termination of employment.
b.You shall not, at any time, either during or after the termination of the employment, disclose to any person or use for your own purposes any Confidential Information you acquire during the employment other than in the proper performance of your duties or as ordered by a competent court. This clause shall not apply to disclosure or use: arising in the proper performance of your duties; previously authorised in writing by the Company; of information already in the public domain other than as a consequence of your unauthorised disclosure; relating to criminal offences to law enforcement agencies; made in accordance with the Public Interest Disclosure Act 1998; ordered by a court of competent jurisdiction; or required by any statutory or regulatory authority.
16.Company Policies. You shall be familiar with and comply with all policies, procedures, rules or codes of conduct in force from time to time required by any regulatory body in relation to the business of the Company or any Associated Company or which the Company shall reasonably determine are necessary for the proper functioning of its business, including your contractual, fiduciary and common law duties, and you shall at all times carry out your duties under this Agreement in accordance with the same.
17.FDA Disbarment. As a condition of the acceptance of this Agreement, you certify that you are not and have never been debarred by the FDA pursuant to 21 USC 335, are not listed on the FDA’s disqualified/restricted list, are not excluded from participating in federal health care programs, and have not committed any actions that could lead to FDA debarment or exclusion from federal health care programs. If you become aware of a proceeding that could lead to debarment or disqualification/restriction by FDA or exclusion from federal health care programs, you will immediately inform the Company.
18.Post-Termination Undertakings.
a.You undertake that you will not, for the period of six months after the termination of your employment, without the prior written consent of the Company, either alone or jointly with or on behalf of any person, directly or indirectly solicit or entice away, or endeavour to solicit or entice away, from the Company or any Associated Company any person who, at the date of termination of the employment, is employed or engaged by the Company or any Associated Company and: (i) with whom you had material contact during the course of the employment; or (ii) is or was, at the date of termination of the employment, or at any time during the period of 12 months immediately prior to that date, directly managed by or reports to you (in both cases whether or not such person would commit a breach of contract by so doing);
b.The period during which clause 18(a) is expressed to operate shall be reduced by such period as you shall have complied with a direction to perform no duties and/or not to enter all or any premises of the Company or any Associated Company pursuant to clause 11.
c.The undertakings contained in clause 18(a) are intended to be separate and severable and enforceable as such.
19.Governing Law. This Agreement is governed by and shall be construed in accordance with English law and is subject to the non-exclusive jurisdiction of the English Courts.
20.Miscellaneous.
a.You warrant that you have lawful authority to work in the UK.
b.The Company shall be entitled at any time during the employment to set off and/or make deductions from your salary or other sums due to you monies due to the Company or any Associated Company in respect of any overpayment debt or other monies due from you.
c.The Schedule to this Agreement (which does not form part of the Agreement and it is not intended to have contractual effect) sets out those particulars of employment required by s.1 Employment Rights Act 1996 which are not otherwise provided for in this Agreement.
d.Save for any Associated Company, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
21.Definitions. In this Agreement unless the context otherwise requires "Associated Company" means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company (and "control" means the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of a company) provided that in clause 20(a), an "Associated Company" shall not extend to cover any entity in respect of which you did not carry out material duties in the period of 12 months prior to the termination of the employment; "Board" means the Board of Directors for the time being of Recursion or the directors present at a meeting of the directors of Recursion at which a quorum is present; "Business" means any business carried on by the Company or any Associated Company at the date of termination of the employment and with which you were concerned to a material extent in the 12 months immediately preceding the termination of employment; "Confidential Information" means in relation to or in connection with the Company or any Associated Company or any client or customer of the Company or an Associated Company any secret or confidential information including, without limitation, account details, business plans, financial information, technical processes, systems designs, finances, computer programs, cost and pricing data, client customer lists and details, inventions, business strategies, sales and marketing strategies, products services, profit plans, personal details, remuneration arrangements and intellectual property; and “Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trademarks, trade names, domain names, social media handles/assets, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world; “Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;
22.Interpretation. In this Agreement, the headings are for convenience only and shall not affect its construction or interpretation. References to clauses are references to clauses in this Agreement and references to a person shall, where the context permits, include reference to a corporate body or an unincorporated body of persons. Any word which denotes the singular shall, where the context permits, include the plural and vice versa, and any word which denotes the masculine gender shall, where the context permits, include the feminine and/or the neuter genders and vice versa. Any reference to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment.
23.Entire Agreement. This Agreement, together with the other plans and agreements referenced herein, contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to your employment, and all such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.
24.Amendments. Any amendments to this Agreement shall only be valid if set out in writing and signed by both parties. The Company reserves the right to amend or replace any term of this Agreement and any such amendments shall be notified to you in writing.
25.Counterparts. This Agreement may be executed in two counterparts, each of which is an original and both of which together evidence the same agreement.

Sincerely,
By: /s/ Christopher Gibson
Chris Gibson
Chief Executive Officer, Recursion Pharmaceuticals, Inc.
I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
By: /s/ David Hallet
David Hallet
Date: December 2, 2024

SCHEDULE 1 - Additional Particulars of Employment under s.1 Employment Rights Act 1996
1.Your period of continuous employment starts on the same date as the employment under the Agreement.
2.Your normal working hours are usual business hours and such other hours as are required for the proper performance of your duties.
3.There is no probationary period applicable to the employment.
4.You may be provided with training from time to time either in house or externally as considered appropriate and necessary from time to time.
5.Subject to satisfying the requisite statutory requirements, you may be eligible to take paid statutory leave including: maternity, paternity, shared parental, adoption, and bereavement leave and any other statutory leave for which you are eligible from time to time as a matter of law.
6.There is no formal Company disciplinary or grievance procedure applicable to the employment.
7.There are no collective agreements applicable to the employment.

- 10-